CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Callable Step-Up Rate Notes	$4,315,000.00	$500.97*

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
*Fees of $396.48 were previously paid in connection with this offering as disclosed in the pricing supplement addendum dated September 16, 2011, relating to HSBC USA Inc. Callable Step-Up Rate Notes.

Pricing Supplement Addendum dated September 21, 2011
to Pricing Supplement dated September 8, 2011
Pricing Supplement Addendum dated September 16, 2011
Pricing Supplement Addendum dated September 13, 2011
Prospectus Supplement dated April 9, 2009
and Prospectus dated April 2, 2009

HSBC USA Inc. $4,315,000 Callable Step-Up Rate Notes

On September 8, 2011, HSBC USA Inc. offered $1,050,000 of the securities.  An additional $2,100,000 and $265,000 of the securities were offered on September 13, 2011 and September 16, 2011, respectively.  An additional $900,000 of the securities are being offered hereby. The securities previously offered and the securities offered hereby will have identical terms and conditions and will be part of the same series. Reference is made to the related pricing supplement, prospectus supplement and prospectus for a description of the terms and conditions of the securities.

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per security.

CUSIP / ISIN:	4042K1NN9 / US4042K1NN90

Trade Date:	September 8, 2011.

Pricing Date:	September 8, 2011.

Settlement Date:	September 26, 2011

Maturity Date:	Expected to be September 26, 2023, or if such day is not a Business Day, the next succeeding Business Day.

Form of Securities:	Book-Entry.

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of the related pricing supplement and page S-3 of the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement addendum, the related pricing supplement, or prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.